Exhibit 34.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

DFS Services LLC

DB Servicing Corporation

We have examined management’s assertion, included in the accompanying Management’s Assertion on Compliance with Regulation AB Criteria, that DFS Services LLC (DFS) and DB Servicing Corporation (DBSC), collectively, complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transactions involving credit card receivables conducted by Discover Card Master Trust I and Discover Card Execution Note Trust (the “Platform”) for the one-month period ended December 31, 2010 for DFS and as of and for the eleven-month period ended November 30, 2011 for DBSC, and collectively for the twelve-month period ended November 30, 2011, excluding the criteria set forth in Items 1122 (d)(1)(i), (d)(1)(iii), (d)(1)(iv), (d)(2)(ii), (d)(2)(iii), (d)(2)(iv), (d)(2)(v), (d)(2)(vi), (d)(2)(vii), (d)(3)(i), (d)(3)(ii), (d)(3)(iii), (d)(3)(iv), (d)(4)(i), (d)(4)(ii), (d)(4)(iii), (d)(4)(v), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii), and (d)(4)(xv), which management has determined are not applicable to the activities performed by DFS and DBSC with respect to the Platform. Appendix A to management’s assertions identifies the individual asset backed-transactions defined by management as constituting the Platform. Management is responsible for DFS’ and DBSC’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertions about DFS’ and DBSC’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards issued by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about DFS’ and DBSC’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether DFS and DBSC performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by DFS and DBSC during the period covered by this report and accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by DFS and DBSC during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on DFS’ or DBSC’s compliance with the servicing criteria.

As described in management’s assertions, for servicing criteria 1122(d)(2)(i), 1122(d)(4)(iv), 1122(d)(4)(vii) and 1122(d)(4)(viii), DFS and DBSC have engaged vendors to perform certain activities required by this servicing criteria. DFS and DBSC have determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and DFS and DBSC have elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance

Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). As permitted by Interpretation 17.06, DFS and DBSC have asserted that they have policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to these vendors. DFS and DBSC are solely responsible for determining that they meet the SEC requirements to apply Interpretation 17.06 for these vendors and related criteria as described in their assertions, and we performed no procedures with respect to DFS’ and DBSC’s determination of their eligibility to use Interpretation 17.06.

In our opinion, management’s assertion that DFS and DBSC complied with the aforementioned applicable servicing criteria for the one-month period ended December 31, 2010 for DFS and as of and for the eleven-month period ended November 30, 2011 for DBSC and collectively for the twelve-month period ended November 30, 2011 for the Platform is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP

Chicago, IL

February 21, 2012